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Exhibit 99.2

MOTORCAR PARTS & ACCESSORIES, INC.

AMENDMENT NO. 1 TO
1994 STOCK OPTION PLAN

        This Amendment No. 1 to the Motorcar Parts & Accessories, Inc. 1994 Stock Option Plan ("Amendment") is effective as of December 13, 2001 and amends that certain 1994 Stock Option Plan (the "Stock Option Plan") of Motorcar Parts & Accessories, Inc. (the "Company"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Company's 1994 Stock Option Plan.

        WHEREAS, the Company has previously adopted the 1994 Stock Option Plan;

        WHEREAS, the Plan provides that the Board of Directors may make such amendments to the Stock Option Plan as it shall deem advisable; and

        WHEREAS, the Company's Board of Directors has determined that it is the Company's best interest to amend the Stock Option Plan in the manner provided herein.

        NOW, THEREFORE, in consideration of the foregoing recitals, the Company hereby amends the Stock Option Plan as set forth below:

        1.    Amendments:

          (a)  The first sentence of the Section of the Stock Option Plan titled "Non-Transferability of Options" shall be amended in full to read as follows:

            "No option granted under the Stock Option Plan may be transferable otherwise than by will or the laws of descent and distribution, by inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to "immediate family," and options may be exercised, during the lifetime of the holder thereof, only by such holder, such holder's legal representatives or such member's of such holder's immediate family; provided that, for purposes of the foregoing, immediate family shall be deemed to mean such holder's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships."

          (b)  A section shall be added to the Stock Option Plan titled "Financial Statements" to read as follows:

          "Financial Statements

            The Company shall provide holders of stock options pursuant to the Stock Option Plan financial statements of the Company at least annually. Such financial statements may consist of the Annual Statement on Form 10-K that the Company may file with the Securities and Exchange Commission."

        2.    Miscellaneous.

          (a)  Except as affected by this Amendment, the Stock Option Plan is unchanged and continues in full force and effect. All references to the Stock Option Plan shall refer to the Stock Option Plan as amended by this Amendment.

          (b)  In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Plan with respect to the matters set forth herein, the provisions of this Amendment shall control.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be signed as of the date first written above.

MOTORCAR PARTS & ACCESSORIES, INC., a New York corporation
By:

Name:
Title:

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MOTORCAR PARTS & ACCESSORIES, INC. AMENDMENT NO. 1 TO 1994 STOCK OPTION PLAN